Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 14, 2022, with respect to the financial statements of NeuroSense Therapeutics Ltd., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

January 19, 2023